Exhibit 99.1

NEWS

CONTACT:     Kimberly Detwiler
UNIVEST CORPORATION OF PENNSYLVANIA
SVP, Director of Corporate Communications
215-721-8396, detwilerk@univest.net

FOR IMMEDIATE RELEASE

Univest Corporation Promotes Michael S. Keim to President of Univest Bank and Trust Co. and Announces Expanded Bank Leadership Team

SOUDERTON, Pa., October 16, 2015 - Univest Corporation of Pennsylvania (NASDAQ: UVSP), parent company of Univest Bank and Trust Co., today announced the promotion of Michael S. Keim to president of Univest Bank and Trust Co. Additionally, Keim will join the Univest Bank and Trust Co. board of directors. Jeffrey M. Schweitzer, who previously held the position of president of Univest Bank and Trust Co., will continue to serve as president and chief executive officer of Univest Corporation and chief executive officer of Univest Bank and Trust Co. The corporation also announced an expanded leadership team that is responsible for growing the bank throughout Univest’s widening marketplace that now includes the Greater Philadelphia Region and the Lehigh Valley.

Keim joined Univest Bank and Trust Co. in 2008 as senior vice president, Mortgage Banking and was promoted to chief financial officer in January 2013, a role he will retain until a replacement is identified. Prior to joining Univest, he was a self-employed consultant working with a private equity firm to develop and implement a bank acquisition strategy.  Keim also spent 14 years working for GMAC Residential where he had varied responsibilities including senior vice president and managing director of Consumer Lending, chief financial officer and executive vice president and chief operating officer of GMAC Bank.

Univest Corporation also announced promotions and new responsibilities for several members of Univest’s executive leadership team who will collectively focus on providing individuals, businesses and nonprofit organizations with community-based banking and other financial solutions. The expanded team reporting to Keim includes:

•	Philip C. Jackson who has been appointed president of the Northern Division of Commercial Banking, which is defined as Bucks and Montgomery counties and the Lehigh Valley.

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Jay R. Goldstein has been appointed president of the Southern Division of Commercial Banking, which is defined as Chester, Delaware and Philadelphia counties. Prior to this role, Goldstein served as president of Valley Green Bank, a Division of Univest Bank and Trust Co.

•	Louis P. Spinelli continues in the role of president of Consumer Banking but will now be responsible for Univest’s entire financial center network including the Valley Green Bank Division offices.

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Hugh W. Connelly has been promoted to president of Small Business Lending for Univest Bank and Trust Co. in addition to continuing his responsibilities as president of Univest Capital, Inc., a small ticket commercial finance business and subsidiary of Univest Bank and Trust Co.

“While Univest Corporation has and will continue to focus on diversifying our business and building out our insurance, investment and other financial capabilities, we remain committed to growing our largest subsidiary, Univest Bank and Trust Co.,” said Jeffrey M. Schweitzer, president and chief executive officer of Univest Corporation. “For nearly 140 years, Univest Bank and Trust Co. has been a leading community bank. Our growth and investments in technology, people and convenience solutions have positioned us to deliver all of the products and services of a large financial institution while leveraging our local decision making and superior customer service. I have worked with Mike for more than seven years and know he is the right person to lead this team and strategically work to move the bank forward.”

Univest Corporation, which has $2.9 billion in assets, will be among the largest community financial institutions in the Philadelphia region, and one of the only remaining, once BB&T’s pending acquisition of National Penn Bank is completed in 2016. With the acquisition of Valley Green Bank on January 1, 2015, Univest Bank and Trust Co. physically entered the Philadelphia market with three financial centers and one loan production office in Center City, a move which has proven to be beneficial as the company has expanded its footprint, deepened relationships and reported strong earnings growth in the first six months.

“I am honored to lead this experienced team as Univest remains focused on building our business both organically and through acquisition,” said Keim. “With all of the disruption in the marketplace and many community and regional banks being acquired in the last few years, we are looking forward to expanding partnerships and building new relationships with customers still looking for a local, strong and stable community partner that values relationships and supports the communities in which we serve.”

Univest Bank and Trust Co. started its business in 1876 in Souderton, Montgomery County, where the Corporation’s current headquarters still are today. It operates 29 financial centers throughout Bucks, Montgomery and Philadelphia counties and has regional offices that provide lending and other financial solutions in Chester County, Philadelphia and the Lehigh Valley. In 2014, Univest Corporation and its subsidiaries gave back more than $1.2 million to the communities it serves and its employees volunteered more than 15,500 hours, a testament to the story its executives share about being rooted in community.

About Univest Corporation of Pennsylvania
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has $2.9 billion in assets and more than $3.0 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

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This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.